                                                                    EXHIBIT 10.1


EXCLUSIVE MARKETING AND TECHNOLOGY AGREEMENT BETWEEN RELIABLE POWER SYSTEMS INC. AND PERFECT POWER SYSTEMS INC.

4-10-01

Reliable Power Systems Proposal for the Exclusive sales and marketing of the Seamless Power Machine.

Reliable Power Systems, Inc., ("RPSI"), desires to enter into an exclusive relationship with Perfect Power Systems, Inc. ("Perfect Power"), to sell and market the Patented Seamless Power Machine, (SPM), patent numbers, 6204572 and 6020657. The exclusive basis for this agreement covers all sales channels and OEM potentials. This understanding also is based with the agreement that Perfect Power or On-Line Power will not attempt to sell the SPM under any other Logo's or product names. RPSI understands the Patented nature of this product and will sell it with the full commitment to protect Perfect Power's patent. The commitment from RPSI to pre-purchase SPM's from Perfect Power is based on the exclusivity of the SPM to RPSI and if violated by Perfect Power will be considered an immediate breach of this agreement. Perfect Power's current projects are listed below. In the case where RPSI receives the Purchase Order on named projects, both companies will split the gross profit minus commissions, taxes or freight, as defined later in this contract. The projects known to RPSI are as follows: Dana Corp, Eastern Missouri Location, Intel's San Francisco four module parallel project, which was generated by Mike Warner, Above Net single module system designed by Mike Mossman of CCG Inc. Invinsis Show room, single module, and other projects that were quoted within the last ninety days by Perfect Power and submitted in writing to RPSI within 15 days of signing this agreement.

In the event Perfect Power refers a customer for the SPM to RPSI that produces a sale, the actual purchase order from the customer will be used to determine the gross profit over the purchase price from Perfect Power to RPSI. The gross profit minus any taxes and commissions including freight will be divided between the two companies, with 60 percent going to RPSI and 40 percent to Perfect Power.

This contract shall remain in effect for a minimum of 24 months, and can be extended by mutual agreement between RPSI and Perfect Power.

The SPM will be built to the specifications as defined by attachment A of this agreement. The cost of the SPM between RPSI from Perfect Power is firm for the contract period. RPSI desires to sell the complete product line of SPM's with pricing for all available models currently under production. The price per unit will be exclusive of freight, which will be handled directly by RPSI.

The price per unit will be determined based upon the specifications of each unit. RPSI agrees that the total purchase price for the full 65 unit commitment will be at a minimum of at least $24,000,000.

The first order for the initial five units will be produced by Perfect Power within twenty two weeks from receipt of approved drawings. The second purchase release will be for units 6 through 25, with the third release being for units 26 through 46, with the final release for units 47 through 65. This release schedule will allow for the full 65 unit commitment to be produced and shipped within the twenty four month contract period.

The payment terms will be per the standard terms for Perfect Power as defined by attachment B with this contract. This agreement should include the units from 500 kva though 1250 kva. Pricing for the 500 and 750 kva units will be negotiated as a separate attachment to this contract. When other unit sizes become available during the contract period they will be offered to RPSI based on the existing pricing model of cost per kva. This is with the understanding that the cost per kva goes down with units of larger sizes.

The commitment to pre-purchase SPM units is based on timely manufacturing production cycles, (typically 18-22 weeks after release of an order by RPSI, including the payment terms as defined in this agreement to Perfect Power), firm delivery dates, and with the final testing preformed by authorized RPSI personal. In the event a unit fails to meet its specifications, then Perfect Power will correct the deficiency within a reasonable time frame, not to exceed three weeks, or that unit can be declared unacceptable and removed form the pre purchased agreement commitment.

The first commitment of products from Perfect Power for RPSI will be for the 1250 kva units with standard enclosure, as shown in the current SPM literature (The shuttle design). It will include all monitoring options, including color display with touch screen, RS 232, 422 and 485 communication interface. The SPM's will be provided with the input, output and by-pass breakers. RPSI will not accept any units built as prototypes or Alpha or Beta units currently in Perfect Powers inventory. The first five units will be built and readied for approval and acceptance by RPSI personnel, when completed and approved the second order will be released, and the approval and released cycle will continue until all 65 units are completed and accepted. The actual delivery schedule is defined later in this contract. Additional units may be required in excess of the original units and will be released per a rolling forecast that will be updated at least twice per month. The delivery of the additional units will be based upon 18-20 weeks from order release to Perfect Power.

Perfect Power will provide to RPSI a service commitment with OEM pricing that will allow both companies to receive revenues. The service pricing will be compared to other Battery-Less Systems for price comparison and will be competitive. Perfect Power will additionally guarantee on site service within the industry standards of timely performance, typically phone response within two hour of an incoming service call and on site within one day, warranty service and the stocking of all necessary spare parts to insure fast and accurate on site repairs.

All service personal must be trained on the SPM and be provided with complete service manuals and wiring diagrams. Copies of this information will be provided to RPSI as part of this agreement. The pricing for the service offer must be approved by RPSI before the first systems are put into production and the initial payment is made to Perfect Power.

In the event that Perfect Power fails to respond to a customer service problem in either a timely manor, not to exceed sixty days, or fails to adequately repair the unit within the sixty day time period, or the unit cannot be repaired, Perfect Power will replace the defective components or the entire unit, if necessary, and loan the customer if desired a back up generator. RPSI will return at its cost the defective parts to Perfect Power at its factory, and Perfect Power aggress to send the replacement part to the customer site at its costs.

RPSI Systems will produce a Marketing plan that will offer to both companies the fastest and broadest based attack for the market potential of the SPM product line. This plan will be sent to Perfect Power as part of this total offering from PPSI. The marketing plan includes direct advertising in the major market target areas such as newspaper ads, specialize ads in the trade journals, direct market mailers for the Industrial, Hospital, Data, Telecom, and Utility areas. The market plan will immediately push sales in the California and other electrical vulnerable markets. This plan will include packaged solutions to the quality power market that will cover the broadest possible customer base. Reliable Power is currently contracting with both a Web Site designer and an advertising agency to insure a professional advertising campaign.

RPSI and Perfect Power as part of this agreement mutually agree not to hire directly or indirectly through third parties, current employees or from either company, or employees that choose to leave employment of either company or are terminated for cause by either company. Should an employee obtain a written release form this contractual clause; both companies must agree in writing that an individual employee is exempt from this condition.

RPSI also desires to include other On-Line Power products currently listed in the OLP customer catalog. RPSI is requesting On-Line Power to provide a separate pricing discount structure for the complete OLP product offering. RPSI would like to private label this offering as to insure no potential channel conflict with your current sales force.

This agreement is the only contract between RPSI and Perfect Power, and will be controlled by Colorado law and both venue and jurisprudence shall be in Denver Colorado. In the event either party pursues a legal remedy in order to settle any disputes relating to this contract, the prevailing party shall be awarded costs, including without limitation, attorney's fees as deemed reasonable by the court.

We look forward to working with you in this exciting relationship and getting this agreement off to a mutual beneficial result.



Regards,




Tom Wiens
Chairman & CEO
Reliable Power Systems Inc.

c.c.     Matt Essig
         Director of Operations
         Reliable Power Systems Inc.

If the terms of this letter agreement are acceptable to you, please sign on behalf of both Perfect Power and On-Line Power and return a copy to me.

Perfect Power Systems, Inc.


By:
    -------------------------
Date:
      -----------------------

On-Line Power, Inc.


By:
    -------------------------
Date:
      -----------------------

                                    EXHIBIT A

WILL BE PROVIDED AFTER RECEIPT OF ORDER 1ST 5 UNIT FOR APPROVAL.






                                        A

                                    EXHIBIT B

ATTACHED STANDARD PERFECT POWER SYSTEM'S TERMS & CONDITION (Doc.
#PPI-1021A-201). THE RPSI OEM TERMS WILL REQUIRE PAYMENT TERMS OF 1/3 WITH PURCHASE ORDER, 1/3 WITH SUBMITTAL APPROVAL, AND 1/3 AFTER COMPLETION OF MACHINE.










RPSI
    ---------------------------------------------------------------
                    Signature                                Date



Perfect Power
             ------------------------------------------------------
                    Signature                                Date



                                        B

                                    EXHIBIT C

                           OEM FIELD SERVICE AGREEMENT


IN ORDER FOR RPSI TO GENERATE REVENUE, PERFECT POWER WILL BILL ALL START-UP & PREVENTATIVE MAINTENANCE AT RATE OF $1800 PER DAY PER PERSON WITH THE LODGING AND TRAVEL EXPENSE IN ADDITION.








RPSI
    ---------------------------------------------------------------
                    Signature                                Date



Perfect Power
             ------------------------------------------------------
                    Signature                                Date



                                        C

                              PERFECT POWER SYSTEMS
                                     (Logo)



                               TERMS & CONDITIONS
                               Warranty Statement



                                  Perfect Power

                         IS HEREIN CALLED "THE SELLER."

              THE PERSON, FIRM OR CORPORATION TO WHOM OR WHICH THIS

                 QUOTATION IS MADE OR ACCEPTANCE IS PROVIDED IS

                           HEREIN CALLED "THE BUYER."




                                  PPI-1021A-201

1.       ACCEPTANCE

         No Order issued by the Buyer as a result of this quotation of otherwise shall be binding on the Seller unless acknowledged in writing or by virtue of the Seller's performance, and thereupon shall become a binding contract under the terms and conditions set forth herein and/or in the Seller's acceptance form. No changes in or revisions to this quotation or the prices, delivery dates, terms, conditions, model and/or specifications stated or referred to on the face or attached herein stated by the Buyer in its purchase order, or otherwise, shall be binding upon the Seller if in conflict with the terms and conditions, the process, delivery dates, model and/or specification stated or referred to herein and/or in the Seller's acceptance unless expressly agreed to in writing subsequent to the Seller's acceptance.

         Acceptance of the Buyer's purchase order is subject to review of the Buyer's credit status, the Seller, at any time prior to shipment of goods, reserves the right to require security for payment. The Buyer agrees that security may take the form of a security interest in the goods sold and agrees to execute a Financing Statement should the Seller decide such security is warranted.

2.       PRICES

         The Buyer agrees that if the Buyer hereafter makes any change in the quantities scheduled for shipment from those shown on the face hereof, the price of such units or parts may be changed to meet the Seller's price application to the changed quantities scheduled.

         Prices stated herein do not include any tax, excise, duty or levy now or hereafter enacted or imposed by any governmental authority on the manufacture, sale, delivery and/or use of account and the Seller will add all such assessments to the price stated if no proper exemption certificate is received relieving the Seller of the responsibility for paying or collecting such assessments.

         Buyer will pay to Seller all cost and fees associated with change orders and cancellations.

         Unless otherwise agreed in writing by the Seller, all prices are FOB origin. Title and risk of loss to all articles sold by the Seller to the Buyer shall pass to the Buyer upon delivery thereof by the Seller to a carrier for shipment to the Buyer subject to any security interest retained by the Seller.

         All quotations and proposals are valid for 60 days.

3.       DELAY

         The Seller shall not be liable or responsible for damage, loss, delays or defaults in deliveries due to Acts of God, public enemies, laws, regulations or orders of the federal, state or local governments or their agencies, fires, accidents, strikes or labor troubles, riots or insurrection, unusually severe weather, or material or transportation shortages. The Seller shall also not incur liability or responsibility for delays in obtaining materials or supplies due to such causes or for other causes beyond the Seller's control, nor shall the Buyer cancel or have the right to cancel its purchase order because of delays or defaults in deliveries due to such causes.

4.       WARRANTY

         The Seller warrants to the Buyer (defined for the purposes of this section only as the first purchaser for use, and not for resale) that all products furnished under this order and which are manufactured by the Seller will conform to final specifications, drawings, samples and other written descriptions approved in wiring by the Seller and will be free from defects in materials and workmanship. These warranties shall remain in effect for a period of twelve (12) months after delivery to the Buyer or 18 months after shipment. If the Seller installs the equipment or supplies technical direction of installation by contract, said twelve (12) months shall run from the completion of installation provided that the installation is not unreasonably delayed by the ultimate Buyer. Parts replaced or repaired in the warranty period shall carry the unexpired portion of the original warranty. A unit placed with the Buyer on consignment and then later purchased will be under warranty for twelve
(12) months from the time the Seller receives notification of the Buyer's intent to purchase said consigned item. The foregoing in its entirety is subject to the provision that in no case will the total warranty period extend beyond eighteen
(18) months from the date the Seller ships equipment from the point of manufacture.

         The liability of the Seller hereunder is limited to replacing or repairing at the Seller's factory or on the job site at the Seller's sole option. Any product, part or parts which have been returned to the Seller and which are defective or do not conform to such specifications, drawings or other written descriptions shall be replaced, provided that such part or parts are retuned to the Buyer within ninety (90) days after such defect is found. Items affected by factors other than defective equipment such as filters, fuses, or light bulbs are not covered by this warranty. Warranty of the bearings is dependent on properly maintaining the oil system. Parts replaced or repaired in the warranty period shall carry the unexpired portion of the original warranty. Warranty service will be provided during normal working hours. Additional charges will be assessed to the Buyer for service outside normal hours or for additional costs incurred in order to comply with local labor contracts. All Items returned to the Seller for repair or replacement must be sent freight prepaid to its factory and will be retuned to the Buyer freight collect. The Buyer must obtain the Seller's Returned Materials Authorization prior to returning items. The above conditions must be met if warranty is to be valid. The Seller will not be liable for any damage done by unauthorized repair work, unauthorized replacement parts, or from any misapplication of the item or for damage due to an accident, abuse or an Act of God.

         In no event shall the Seller be liable for loss, damage or expense directly or indirectly arising from the use of the units or from any other cause, except as expressly stated in this warranty. THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF. THE SELLER DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OF THE GOODS OR OF THE FITNESS OF THE GOODS FOR ANY INTENDED PURPOSE. The Seller is not liable for, and the Buyer waives any right of action it has or may have against the Seller for any consequential or special damages arising out of any breach of warranty and for any damages the Buyer may claim for damage to any property or injury or death to any person arising out of its purchase or the use, operation, or maintenance of the product. The Seller will not be liable for any labor subcontracted or performed by the buyer for preparation of item under warranty for return to the Seller's factory or for preparation work for field repair or replacement. Invoicing of the Seller for labor either performed or subcontracted by the Buyer will not be considered as a liability by the Seller.

         The Seller's obligations under this warranty are conditioned upon timely receipt of all payments in strict accordance with payment terms, time being of the essence in this regard. During the time while the Seller has not received any amount overdue, the Seller shall have no obligation under this warranty. The expiration date of the warranty shall not be extended upon payment of the overdue amount.

         This warranty may be modified only in writing, signed by an officer of the Seller and shall extend to the Buyer as defined in this section but to no one else. Accessories supplied by the Seller but manufactured by others carry any warranty the manufacturers of such accessories have make to the Seller and which can be passed on to the Buyer.

         Buyer has not relied and shall not rely on any oral representation regarding the Product sold hereunder and any oral representation shall not bind Seller and shall not be part of any warranty.

5.       PATENT PROTECTION

         The Seller agrees to hold the Buyer and its customers harmless only against infringement of patents covering the material or part in the form sold by the Seller provided the Buyer or its customer promptly notifies the Seller of any claim or litigation and tenders to the extent of the Buyer ability to do so, the defense thereof to the Seller. The Buyer agrees to hold the Seller harmless from any liability of the Seller for infringement of patents by reason of manufacture according to the Buyer's specific design or by reason of the incorporation of said part in a more comprehensive assembly than sold by the Seller, provided the Seller promptly notifies the Buyer of any claim or litigation and tenders to the extent of the Seller's ability to do so, the defense thereof to the Buyer and/or the government where government contracts are involved.

6.       CANCELLATION OR CHANGES

         The Buyer shall have the right by written order to make changes in specifications or delivery schedules once agreed upon. If such changes alter the amount due under the purchase order or the time required for performance, an equitable adjustment of the price and/or time for performance shall be made. Changes, engineering or otherwise, affecting the function or performance of the articles ordered shall not be made without consent of the Seller in writing. Cancellations for the convenience of the Federal Government may be affected and cancellation charges paid as required by applicable Federal statutes or regulations. If either the Buyer or the Seller should be declared insolvent, a receiver should be appointed for all or a substantial portion of the assets of either party by a court of competent jurisdiction, or if there should be filed in any such court and not dismissed within thirty (30) days any application or petition for adjudication of such insolvency or extension, however termed, of the obligations of the Buyer or the Seller, of if either the Buyer or the Seller should make an assignment of all or a substantial portion of its property for the benefit of its creditors, then upon the happening on any of such events, the other party may cancel any order placed by the Buyer with the Seller immediately by notice in writing sent to the opposite party by registered mail at its last known business address, or by personal service upon such party. If the product is non-stock unit, it requires progress payment (see terms), and the order cannot be cancelled by Buyer, and all progress payments are considered earned as they occur in case of cancellation.

7.       APPLICABLE LAW

         Any provision which the Buyer is required to insert in this order by virtue of any valid federal or state law, or any valid rule or regulation issued thereunder, if specifically submitted in writing by the Buyer to the Seller before its acceptance of the order and if approved by the Seller in writing shall be deemed embodied therein by reference when this order is accepted.

         Notwithstanding the above, this quotation or acceptance and any resulting agreement shall be governed by and interpreted in accordance with the laws of the State of California.

         Regardless of the state to which products are shipped, because Perfect Power is a California corporation doing business in California, these Terms & Conditions, and all rights and obligations hereunder, shall in all respects be interpreted, enforced and governed by and under the laws of the State of California.

8.       DRAWINGS

         The Seller's prints or drawings attached heretofore or hereafter furnished by the Seller to the Buyer in connection with the obtaining or performance of the Buyer purchase order are the property of the Seller and represent a proprietary article in which Perfect Power retains any and all patent and other rights, including exclusive rights of use and/or sale. Possession of such prints or drawings does not convey any permission to manufacture the article or articles shown therein or reproduce such prints or drawings, such permission to be granted only by specific authorization, in writing, signed by an officer or other authorized agent of Perfect Power thereof.

         The Seller grants no license, express or implied, by virtue of drawings or materials provided by the Seller, other than the right of the Buyer to use the specific materials provided in the form delivered by the Seller.

         In the event drawing approval is required to commence fabrication, price and delivery schedule is subject to readjustment if approval is not received by the Seller within (30) days after the Seller submittal.

9.       SPECIFICATIONS

a. If the Seller's model number appears on the face hereof, not withstanding any correspondence from the Buyer referencing contrary information, then only the Seller's specifications and/or drawings for such model shall be applicable to the articles furnished under such order.

b. In only the Buyer part number appears on the face hereof, notwithstanding any correspondence from the Buyer confirming that number, then only such specifications as have been agreed upon in writing by the Buyer and the Seller prior to the date hereof shall be applicable to the products furnished under such order and no other additional specifications and no warranty or performance, including duration or length of time thereof as is included in specifications agreed upon in writing by Buyer and Seller prior to the date hereof shall be applicable to the Product furnished by Seller under such order. Should Buyer be given submittal package for approval & Buyer's acceptance of submittal will constitute the product performance as supplied in submittal and it supersede all other specification verbal or written at any time.

10.      ERRORS

            The terms and conditions hereof shall control over any purchase order or subsequent agreement or documents in direct conflict. Stenographic or clerical errors in this quotation are subject to correction.

11.      PAYMENT

         Payment terms are net thirty (30) days after shipment. Absent of contrary agreement, partial shipments will be payable as they occur. When the equipment is ready for delivery, if the Buyer fails to provide shipping instructions or otherwise withholds direction for the delivery of the equipment, the equipment will be placed in storage, shipment will be considered accomplished and the 30-day payment period will begin. Payment in full will then be required before actual shipment to the Buyer can be made. At the end of the 30-day period, an extra charge of 3 percent per month will begin, covering the cost of storage, insurance and the use of capital. If the product is non-stock item, the Seller would require 30% with initial purchase order & Seller will provide a submittal package for Buyer approval. Then Buyer will provide approval with additional 30% of purchase price. Upon notification for completion of product, the Buyer will provide 30% of purchase price with the final 10% due at start up or 30 days after shipment which ever happens first.

12.      DEFAULT

         In the event of a default by Buyer of any of its obligations hereunder, Buyer agrees to pay all costs and expenses incurred by Seller in connection therewith, including but not limited to, reasonable attorney's fees, costs of suit and costs associated with repossession of merchandise and interest payment of 1.5% per month. The Buyer's obligations hereunder are incurred and shall be performed in Los Angeles County.

         STANDARD FACTORY ACCEPTANCE TESTING IS INCLUDED IN THE PRICE QUOTED. SPECIAL TESTING OR WITNESS TESTING ARE EXTRA COST ITEMS.